UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.             )

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ALLEGHANY CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 25, 2014 at 10:00 a.m., Local Time

Hotel du Pont

11th and Market Streets

Wilmington, Delaware

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2014 Annual Meeting of Stockholders will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Friday, April 25, 2014 at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms expiring in 2017.

2.	To ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for fiscal 2014.

3.	To hold an advisory, non-binding vote on executive compensation.

4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Holders of Alleghany common stock at the close of business on March 3, 2014 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2014 Annual Meeting and any adjournments of this meeting.

You are cordially invited to attend the 2014 Annual Meeting. Representation of your shares at the meeting is very important. Whether or not you plan to attend in person, we encourage you to vote your shares promptly by telephone, by the Internet, or by signing and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is voted at the 2014 Annual Meeting by written notice to the Secretary of Alleghany, by submitting a new proxy with a later date, or by voting in person at the 2014 Annual Meeting.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary

March 14, 2014

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2014 Annual Meeting of Stockholders to be Held on April 25, 2014: Proxy materials relating to the 2014 Annual Meeting of Stockholders (notice of meeting, proxy statement, proxy and 2013 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.edocumentview.com/YAL to view and obtain the proxy materials online.

ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

PROXY STATEMENT

2014 Annual Meeting of Stockholders to be held April 25, 2014

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2014 Annual Meeting of Stockholders, or the “2014 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to herein and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 14, 2014.

References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

Information About Voting

The Board has fixed the close of business on March 3, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2014 Annual Meeting. Stockholders are entitled to one vote for each share of common stock held of record on the record date with respect to each matter to be acted on at the 2014 Annual Meeting. As of the close of business on March 3, 2014, there were 16,677,129 shares of common stock outstanding and entitled to vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the 2014 Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2014 Annual Meeting. Under applicable rules of the New York Stock Exchange, brokers may not use discretionary authority to vote shares of common stock held for clients on any of the matters to be considered at the 2014 Annual Meeting other than the ratification of our selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm. Accordingly, it is important that, if your shares are held by a broker, you provide instructions to your broker so that your votes with respect to the election of directors and the advisory vote on executive compensation are counted.

There are three ways to vote by proxy: by calling the toll free telephone number on the enclosed proxy card; by using the Internet as described on the enclosed proxy card; or by signing and returning the enclosed proxy card in the envelope provided. If your shares are held by a broker you may vote by telephone or the Internet if those options are offered by your broker.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the U.S. Securities and Exchange Commission, or the “SEC,” was the beneficial owner of more than five percent our outstanding common stock.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total	Percent of Class
Davis Selected Advisers, L.P.	1,416,323	—	1,416,323(2)	8.5
2949 East Elvira Road, Suite 101, Tucson, AZ 85756
BlackRock, Inc	1,221,401	—	1,221,401(3)	7.3
40 East 52nd Street, New York, NY 10022
Artisan Partners Holdings LP	—	1,063,840	1,063,840(4)	6.3
875 E. Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
The Vanguard Group	861,336	13,350	874,686(5)	5.2
100 Vanguard Boulevard Malvern, PA 19355

(1)	The stock ownership information in the table is as of March 3, 2014. As of such date, there were 16,677,129 shares of common stock outstanding.

(2)	According to an amendment dated February 14, 2014 to a Schedule 13G statement filed by Davis Selected Advisers, L.P., an investment adviser (“Davis Advisers”), Davis Advisers has sole voting power over 1,358,399 shares of common stock, no voting power over 57,924 shares of common stock and sole dispositive power over 1,416,323 shares of common stock. The statement indicated that the shares have been purchased and held for investment purposes on behalf of client accounts over which Davis Advisers has either sole or shared discretionary dispositive or voting power, and that beneficial ownership on the part of Davis Advisers is expressly disclaimed, as permitted by Rule 13d-4 of the Securities Exchange Act of 1934, as amended.

(3)	According to an amendment dated January 17, 2014 to a Schedule 13G statement filed by BlackRock, Inc., an investment advisory company (“BlackRock”), BlackRock has sole voting power over 1,098,942 shares of common stock and sole dispositive power over 1,221,401 shares of common stock.

(4)	According to an amendment dated January 30, 2014 to a Schedule 13G statement filed jointly by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Limited Partnership, an investment adviser (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Asset Management Inc. (“APAM”), the general partner of Artisan Holdings, Artisan Investments GP LLC, the general partner of Artisan Partners, ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Artisan Partners Funds, Inc. (“Artisan Funds”) and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Holdings, Artisan Partners, Artisan Corp., APAM, ZFIC and Artisan Funds, are referred to herein as the “Artisan Parties”), the Artisan Parties share voting and dispositive power over 983,658 shares of common stock, and share dispositive power over an additional 80,182 shares of common stock. The statement indicated that such shares had been acquired on behalf of discretionary clients of Artisan Partners, persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares, and to the knowledge of the Artisan Parties none of such persons has an economic interest in more than 5% of the class.

(5)	According to a Schedule 13G statement dated February 6, 2014 filed by The Vanguard Group, an investment adviser (“Vanguard”), Vanguard has sole voting power over 15,350 shares of common stock, sole dispositive power over 861,336 shares of common stock and shared dispositive power over 13,350 shares of common stock.

ALLEGHANY CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, the Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, consisting of an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Additional information regarding these committees is set out below.

The Board currently consists of twelve directors. Mr. James F. Will, who has served as a director of Alleghany since 1992, is retiring from the Board effective at the 2014 Annual

Meeting in accordance with Alleghany’s director retirement policy as described on page 8. As a result, if all of the nominees for director are elected, the size of the Board will be reduced effective at the 2014 Annual Meeting from twelve to eleven directors.

The Board held nine meetings in 2013. Each director who served as a director of Alleghany any time during 2013 attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she served that were held in 2013. Executive sessions for independent directors are held at each regularly scheduled Board meeting. The Chairman, who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Four directors attended the 2013 Annual Meeting of Stockholders.

Director Independence

Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Rex D. Adams, Stephen P. Bradley, Karen Brenner, Ian H. Chippendale, John G. Foos, Jefferson W. Kirby, William K. Lavin, Thomas S. Johnson, Phillip M. Martineau, James F. Will and Raymond L.M. Wong have no material relationship with Alleghany (either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany) other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany. As a result, eleven of Alleghany’s current twelve directors are independent directors. Three of the four director nominees, Messrs. Adams, Chippendale and Kirby, are independent. The fourth director nominee, Weston M. Hicks, is President and chief executive officer of Alleghany and is not independent. Assuming that all of Messrs. Adams, Chippendale, Hicks and Kirby are elected at the 2014 Annual Meeting, the size of the Board will be reduced effective at such meeting from twelve to eleven directors as a result of Mr.  Will’s retirement, and ten of Alleghany’s eleven directors will be independent directors.

Board Leadership

Currently, the position of Chairman and the position of President and chief executive officer, are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to our Corporate Governance Guidelines, or the “Corporate Governance Guidelines,” the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the historical development of the composition of the Board and management, the Corporate Governance Guidelines, and the significant tenure of a majority of the Board members.

Board Role in Risk Oversight

The Board oversees risk management directly and through its committees. In addition, Alleghany management has several committees that it uses to monitor and manage risk at Alleghany and its subsidiaries, including an Enterprise Risk Management Committee, Reinsurance Security Committee, and Ethics and Legal Compliance Committee. Alleghany management regularly reports to the Board and, as appropriate, to its committees on management’s activities and risk tolerances. Each year at the Board’s January meeting, the Board receives a formal report on enterprise risk management and, at the same meeting, considers Alleghany’s three-year financial estimates and the evaluation of the President and chief executive officer, allowing the Board to consider risk and risk management in the context of Alleghany’s strategic plan and management’s performance. At the Audit Committee’s June meeting, it receives a formal report on enterprise risk management and legal compliance, which is also copied to the Board, and the Audit Committee subsequently reports thereon to the Board. The Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether Alleghany’s risk management and incentive objectives are being met with respect to group-wide employee incentives. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Audit Committee

The current members of the Audit Committee are Messrs. Lavin (Chairman), Adams, Foos and Wong and Ms. Brenner. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•

the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting estimates, to be included in Alleghany’s Annual Report on Form 10-K filed with the SEC and whether to recommend this inclusion;

•

the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q filed with the SEC;

•	Alleghany’s policies with respect to risk assessment and risk management;

•	the adequacy and effectiveness of Alleghany’s internal control over financial reporting and disclosure controls and procedures;

•	the compensation, activities and performance of Alleghany’s internal auditor; and

•

the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

The Audit Committee held nine meetings in 2013.

Compensation Committee

The current members of the Compensation Committee are Messrs. Will (Chairman), Chippendale, Johnson, Lavin, Martineau and Wong, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany’s executive compensation program is administered by the Compensation Committee. Pursuant to its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer;

•	evaluating the chief executive officer’s performance in light of such goals and objectives; and

•	determining the chief executive officer’s compensation based on such evaluation.

In addition, the Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•

the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee or board of directors for each such operating subsidiary.

The Compensation Committee provides a report on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the Compensation Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in January.

In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” 2007 Long-Term Incentive Plan, or the “2007 LTIP,” 2012 Long-Term Incentive Plan, or the “2012 LTIP,” and 2010 Management Incentive Plan, or the “2010 MIP.”

The Compensation Committee has engaged Frederic W. Cook & Co., Inc., or “FW Cook,” as independent outside compensation consultant to advise it on executive compensation matters. FW Cook also advised the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all fees Alleghany pays to FW Cook.

The Compensation Committee held six meetings in 2013.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Adams (Chairman), Bradley, Johnson, Martineau and Will and Ms. Brenner, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening director candidates, consistent with criteria approved by the Board;

•

making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany; and

•	overseeing the evaluation of the Board, individual directors and Alleghany’s management.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board has not approved any specific criteria for nominees for director nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. However, as a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

The Nominating and Governance Committee held four meetings in 2013.

Communications with Directors

Interested parties may communicate directly with any individual director, the independent directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the independent directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the independent directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	any director or officer of Alleghany; or

•

any immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer.

A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendation are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Codes of Ethics

Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, and a Code of Ethics and Business Conduct for its directors, officers and employees, and the Corporate Governance Guidelines. A copy of each of these documents is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to these codes of ethics and any waivers from the provisions of these codes of ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions) as well as with respect to any other executive officer or any director of Alleghany.

Majority Election of Directors

Alleghany’s By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board, at the time of nomination, an irrevocable resignation in the event that the director fails to receive the majority vote required by the By-Laws, effective upon the Board’s acceptance of such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether the Board should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•

whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation, including the New York Stock Exchange’s listing standards and federal securities laws.

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent common stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

Hedging and Pledging Policies

Alleghany maintains a policy on insider trading and compliance that prohibits directors from directly or indirectly purchasing or using financial instruments that are designed to hedge or offset any decrease in the market value of Alleghany securities that they own. In addition, under such policy directors are prohibited from pledging Alleghany securities as collateral.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 3, 2014, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 51, and all nominees, directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
Rex D. Adams	8,806	—	8,806	(1)	*
Jerry G. Borrelli	1,325	—	1,325		*
Stephen P. Bradley	919	—	919	(1)	*
Joseph P. Brandon	12,123	8,067	20,190	(2)	*
Karen Brenner	3,184	—	3,184	(1)	*
Ian H. Chippendale	919	—	919	(1)	*
Christopher K. Dalrymple	37	2,470	2,507	(3)	*
John G. Foos	919	648	1,567	(1)(4)	*
Roger B. Gorham	7,150	—	7,150		*
Weston M. Hicks	46,751	18,919	65,670	(5)	*
Thomas S. Johnson	9,378	—	9,378	(1)	*
Jefferson W. Kirby	104,114	396,131	500,245	(1)(6)	2.99
William K. Lavin	7,441	—	7,441	(1)	*
Phillip M. Martineau	2,893	—	2,893	(1)	*
John L. Sennott, Jr.	1,634	—	1,634		*
James F. Will	8,370	12,213	20,583	(1)(7)	*
Raymond L.M. Wong	7,374	1,200	8,574	(1)(8)	*
All nominees, directors and executive officers as a group (17 persons)	223,337	439,648	662,985		3.97	(9)

*	represents less than 1.00%

(1)	Includes 5,199 shares of common stock in the case of Messrs. Adams, Johnson, Lavin and Will, 3,487 shares of common stock in the case of Messrs. Kirby and Wong, 1,343 shares of common stock in the case of Ms. Brenner and Mr. Martineau, and 333 shares of common stock in the case of Messrs. Bradley, Chippendale and Foos, issuable under stock options granted pursuant to the Amended and Restated 2010 Directors’ Stock Plan, or the “2010 Directors’ Plan,” the 2005 Directors’ Stock Plan, or the “2005 Directors’ Plan,” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.”

(2)	Does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Brandon. Includes 8,037 shares of common stock held jointly with Mr. Brandon’s spouse, over which Mr. Brandon shares voting and investment power. Includes 30 shares of common stock held by Mr. Brandon’s children, over which Mr. Brandon shares investment power, and for which he disclaims beneficial ownership.

(3)	Includes 2,470 shares of common stock held jointly with Mr. Dalrymple’s spouse, over which Mr. Dalrymple shares voting and investment power.

(4)	Includes 648 shares of common stock held jointly with Mr. Foos’s spouse, over which Mr. Foos shares voting and investment power.

(5)	Includes 18,919 shares of common stock held by trusts of which Mr. Hicks has voting and investment control.

(6)	Includes 159,097 shares of common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary and shares voting and investment power as to such shares; 27,586 shares as to which Mr. Kirby is sole trustee and beneficiary and over which Mr. Kirby has sole voting and investment power; and 237,015 shares held by the Fred M. Kirby II Residuary Trust. Mr. Kirby is co-trustee of the Fred M. Kirby II Residuary Trust and shares voting and investment power as to such shares. Also includes 19 shares held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power, 728 shares held by Mr. Kirby’s children, over which Mr. Kirby shares voting and investment power, and 23 shares held by a limited liability company with Mr. Kirby exercising sole voting and investment power in respect of such shares.

(7)	Includes 12,213 shares of common stock held by a trust of which Mr. Will is co-trustee.

(8)	Includes 300 shares of common stock owned by the family of Mr. Wong, over which Mr. Wong has voting and investment control, and 900 shares of common stock held by a trust of which Mr. Wong has voting and investment control.

(9)	Based on the number of shares of outstanding common stock as of March 3, 2014, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

We have determined that, except as set forth below, no person who at any time during 2013 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” during 2013. This determination is based solely upon our review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to us during or with respect to 2013. Jerry G. Borrelli and Christopher K. Dalrymple each filed a Form 4 on January 22, 2013 reporting a transaction that occurred on January 15, 2013. John L. Sennott, Jr. filed a Form 4 on March 5, 2014, reporting transactions that occurred on March 31, September 30, and December 31, 2013.

PROPOSAL 1. ELECTION OF DIRECTORS

Rex D. Adams, Ian H. Chippendale, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2014 Annual Meeting, each to serve for a term of three years, until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Adams, Hicks and Kirby were last elected by stockholders at the 2011 Annual Meeting of Stockholders held on April 29, 2011. Mr. Chippendale was appointed to the Board as a member of the class of 2014 upon the closing of the merger of Transatlantic Holdings, Inc., or “TransRe,” on March 6, 2012, in accordance with the terms of the merger agreement, and is standing for election to the Board for the first time at the 2014 Annual Meeting.

Proxies received from Alleghany stockholders of record will be voted for the election of the four nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see “Information About Voting”) do not count as votes cast “for” or “against” the nominee’s election. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

The following information includes the age, the year in which first elected as a director of Alleghany, the principal occupation and/or other business experience for the past five years, other public company directorships during the past five years, and the experience, qualifications, attributes and skills of each of the nominees named for election as director, and of each of the other directors of Alleghany. In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and for adherence to high ethical standards. Alleghany also believes that each of the nominees named for election as director, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election

Rex D. Adams Age 74 Director since 1999 Chairman of the Nominating and Governance Committee Member of the Audit Committee

Mr. Adams has been a director and Chairman of the Board of Directors of Invesco Ltd., an investment management company, since April 2006, and a director of Invesco Ltd. since 2001. In addition, Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 2004.

Mr. Adams’ qualifications to serve on the Alleghany Board also include his business experience, including over 30 years as an executive of Mobil Corporation, his experience as a director on the boards of directors of other companies, particularly companies in the investment management industry, his financial literacy, his experience as the Dean and as a professor at the Fuqua School of Business at Duke University, and his experience in matters of corporate governance.

Ian H. Chippendale Age 65 Director since 2012 Member of the Compensation Committee

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale has served as a director of HomeServe plc since January 2007 and was a director of TransRe prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Alleghany Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 57 Director since 2004

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Corporation.

Mr. Hicks’ qualifications to serve on the Alleghany Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past nine years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 52 Director since 2006

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby was a director of Somerset Hills Bancorp from November 2008 until June 2013.

Mr. Kirby’s qualifications to serve on the Alleghany Board also include his over 25 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 to June 2003 and as an investment manager.

Other Alleghany Directors

John G. Foos Age 64 Director since 2012 Member of the Audit Committee Term expires in 2015

Mr. Foos was Chief Financial Officer of Independence Blue Cross, a health insurance company, from 1989 until his retirement in November 2008. In addition, Mr. Foos currently serves as a director of Blue Cross Blue Shield of South Carolina and served as a director and Chairman of the Board of Plan Investment Fund during the past five years. Mr. Foos was a director of TransRe prior to March 6, 2012.

Mr. Foos’ qualifications to serve on the Alleghany Board also include his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross, in addition to his prior experience as a Partner with KPMG LLP, and his financial literacy.

William K. Lavin Age 69 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee Term expires in 2015

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc.

Mr. Lavin’s qualifications to serve on the Alleghany Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies, and his financial literacy.

Phillip M. Martineau Age 66 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2015

Mr. Martineau has been Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, since June 2005. Prior to that, Mr. Martineau was Chief Executive Officer and a director of High Voltage Engineering Corporation (“High Voltage”), a designer and manufacturer of power control systems, from December 2004 until February 2005. The Board of Directors of High Voltage hired Mr. Martineau as Chief Executive Officer to lead High Voltage through a restructuring under Chapter 11 of the U.S. Bankruptcy Code, which resulted in its sale to Siemens in February 2005.

Mr. Martineau’s qualifications to serve on the Alleghany Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience as a director on the boards of directors of other companies.

Raymond L.M. Wong Age 61 Director since 2006 Member of the Audit Committee Member of the Compensation Committee Term expires in 2015

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company. In addition, Mr. Wong is a director of American Power Group Corporation.

Mr. Wong’s qualifications to serve on the Alleghany Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Stephen P. Bradley Age 72 Director since 2012 Member of the Nominating and Governance Committee Term expires in 2016

Mr. Bradley is currently the William Ziegler Professor of Business Administration Emeritus at the Harvard Business School where he has been a professor since 1968. In addition, Mr. Bradley currently serves as a director of CRICO/Risk Management Foundation. Mr. Bradley was a director of TransRe prior to March 6, 2012 and also previously served as a director of CIENA Corp. and i2 Technologies, Inc.

Mr. Bradley’s qualifications to serve on the Alleghany Board also include his academic experience at the Harvard Business School relating to his work as a professor of competitive and corporate strategy and his considerable experience as a consultant and as a director of public companies.

Karen Brenner Age 58 Director since 2009 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2016

Ms. Brenner has been an Executive Director of Law and Business Initiatives at New York University since 2012 and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business, and corporate transformation and leadership. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Alleghany Board also include her years of business experience as Chairman/Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

Thomas S. Johnson Age 73 Director since 1997 and for 1992-1993 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2016

Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corporation and its subsidiary GreenPoint Bank from 1993 until his retirement on December 31, 2004. Mr. Johnson served as a director of The Phoenix Companies, Inc., R.R. Donnelly & Sons Company and the Federal Home Loan Mortgage Corporation during the past five years.

Mr. Johnson’s qualifications to serve on the Alleghany Board also include his over 30 years of experience as a financial services industry executive, particularly as Chairman and Chief Executive Officer of GreenPoint Financial Corporation, his experience as a member of the boards of directors of other companies, and his financial literacy.

Compensation of Directors

The information under this heading relates to the compensation during 2013 of those non-employee directors who served on the Board at any time during 2013.

2013 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Rex D. Adams	$102,000	$129,837	$231,837
Stephen P. Bradley	$82,000	$129,837	$211,837
Karen Brenner	$97,000	$129,837	$226,837
Ian H. Chippendale	$85,000	$129,837	$214,837
John G. Foos	$90,000	$129,837	$219,837
Thomas S. Johnson	$92,000	$129,837	$221,837
Jefferson W. Kirby	$140,000	$129,837	$269,837
William K. Lavin	$115,000	$129,837	$244,837
Phillip M. Martineau	$92,000	$129,837	$221,837
James F. Will	$97,000	$129,837	$226,837
Raymond L.M. Wong	$100,000	$129,837	$229,837

(1)	Represents the grant date fair value of the award of 336 shares of restricted common stock or 336 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2010 Directors’ Plan on April 29, 2013, and computed in accordance with the Financial Accounting Standards Board, or the “FASB,” Accounting Standards Codification Topic 718, or “ASC 718.” As of December 31, 2013, each director held either 336 shares of unvested restricted common stock or 336 unvested restricted stock units.

Fees Earned or Paid in Cash

In addition to the fees payable in cash to directors for their service on committees as described below, each director who is not an Alleghany officer or serving as Chairman of the Board receives an annual retainer of $75,000, payable in cash. The Chairman of the Board receives an annual retainer of $140,000, payable in cash. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member of the Audit Committee receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of

$15,000, and each other member of the Compensation Committee receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000, and each other member of the Nominating and Governance Committee receives an annual fee of $7,000.

Stock Awards

Pursuant to the 2010 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, re-elected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives, at the individual director’s election, either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $130,000 divided by the average of the closing sales prices of the common stock on the 30 days preceding the grant date as reported by the New York Stock Exchange. Such shares of restricted common stock or restricted stock units, as the case may be, are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant and are subject to restrictions upon transfer until the third anniversary of the date of grant.

On April 29, 2013, each eligible director received either 336 shares of restricted common stock or 336 restricted stock units. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES (SEE “INFORMATION ABOUT VOTING”) DO NOT COUNT AS VOTES CAST “FOR” OR “AGAINST” THE NOMINEE’S ELECTION.

PROPOSAL 2. RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

The Audit Committee has selected Ernst & Young LLP, or “E&Y,” as Alleghany’s independent registered public accounting firm for fiscal 2014. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of an independent registered public accounting firm. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection. Alleghany expects that representatives of E&Y will be present at the 2014 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

On February 13, 2012, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of E&Y to serve as Alleghany’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Prior to the engagement of E&Y, KPMG LLP (“KPMG”) had been Alleghany’s independent auditors. KPMG was notified on February 13, 2012 that it would not be retained as Alleghany’s independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG’s engagement as Alleghany’s independent registered public accounting firm to audit Alleghany’s consolidated financial statements for the fiscal year ended December 31, 2011, was unaffected by the selection of E&Y, as KPMG’s dismissal became effective on February 24, 2012, following the completion of KPMG’s audit of Alleghany’s consolidated financial statements as of and for the fiscal year ended December 31, 2011 and the filing of the related Annual Report on Form 10-K.

During the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through the filing of Alleghany’s Form 10-K for the fiscal year ended December 31, 2011 on February 24, 2012, there were (i) no disagreements between Alleghany and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through the filing of Alleghany’s Form 10-K for the fiscal year ended December 31, 2011 on February 24, 2012, Alleghany did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Alleghany’s consolidated financial statements, and neither a written report was provided to Alleghany nor oral advice was provided that E&Y concluded was an important factor considered by Alleghany in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Alleghany provided KPMG with a copy of a Form 8-K/A disclosing the above matters, which was filed on February 28, 2012. KPMG furnished Alleghany with a letter addressed to the SEC stating that KPMG agreed with the statements made in the Form 8-K/A, except that KPMG was not in a position to agree or disagree with Alleghany’s statement that E&Y’s engagement was approved by the Audit Committee or with Alleghany’s statement that E&Y was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Alleghany’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated February 28, 2012, was filed as Exhibit 16 to the Form 8-K/A.

2013 and 2012 Fees

The following table summarizes the fees for professional audit services rendered by E&Y for the audit of Alleghany’s annual consolidated financial statements and fees E&Y incurred for other services rendered to Alleghany for 2013 and 2012.

	2013	2012
Audit Fees	$3,508,500	$3,170,000
Audit-Related Fees	25,000	150,000
Tax Fees	—	289,278
All Other Fees	—	—

Total	$3,533,500	$3,609,278

The amounts shown for “Audit Fees” represent the aggregate fees for professional services E&Y rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services E&Y rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the fees E&Y incurred for each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include consents and procedures for registration statements and consultations on accounting and audit matters. The amounts for “Tax Fees” for E&Y represent fees E&Y incurred for 2012 with respect to tax compliance work for TransRe. E&Y was engaged to perform such tax compliance work prior to the TransRe merger.

Pre-Approval Policies and Procedures

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated to him by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2013 and 2012 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the five independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing principles and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2013, Ernst & Young LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2013 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board. Ernst & Young LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2013 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by Ernst & Young LLP.

Ernst & Young LLP provided a report to the Audit Committee describing Ernst & Young LLP’s internal quality-control procedures and related matters. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. When considering Ernst Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of Ernst & Young LLP. All audit and permissible non-audit services in 2013 and 2012 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2013 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

William K. Lavin

Rex D. Adams

Karen Brenner

John G. Foos

Raymond L.M. Wong

Audit Committee

of the Board of Directors

EXECUTIVE OFFICERS

The name, age, current position, date elected and prior business experience of each of Alleghany’s executive officers (the “Named Executive Officers”) is as follows:

Name	Age	Current Position (date elected)	Prior Business Experience
Weston M. Hicks	57	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (October 2002 to December 2004).

Joseph P. Brandon	55	Executive Vice President (since March 2012)	Consultant to Alleghany (September 2011 to March 2012); private investor (May 2008 to August 2011); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (September 2001 to April 2008).

Christopher K. Dalrymple	46	Senior Vice President (since January 2012), General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (December 2004 to January 2012) — Associate General Counsel, Alleghany (March 2002 to July 2009) and Assistant Secretary, Alleghany (March 2002 to January 2011).

Name	Age	Current Position (date elected)	Prior Business Experience

Roger B. Gorham	51	Senior Vice President — Head of Fixed Income and Treasurer (since May 2013)	Senior Vice President — Finance and Investments and chief financial officer, Alleghany (January 2006 to May 2013); Senior Vice President — Finance and chief financial officer, Alleghany (May 2005 to January 2006); Senior Vice President — Finance, Alleghany (December 2004 to May 2005).

John L. Sennott, Jr.	48	Senior Vice President (since April 2013) and chief financial officer (since May 2013)	Consultant (April 2012 to April 2013); Executive Vice President and Chief Corporate Strategy Officer (January 2010 to April 2012) and Chief Operating Officer (October 2008 to January 2010) of Allied World Assurance Company Holdings, AG, a property and casualty (re)insurer.

Jerry G. Borrelli	48	Vice President — Finance and chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (February 2006 to July 2006).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” appearing on pages 31 through 71 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2013.

James F. Will

Ian H. Chippendale

Thomas S. Johnson

William K. Lavin

Phillip M. Martineau

Raymond L.M. Wong

Compensation Committee

of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our corporate objective is to create stockholder value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. The intent of our executive compensation program is to provide competitive total compensation to our Named Executive Officers (as defined on page 28) in a manner that links their interests with the interests of our stockholders in creating and preserving stockholder value. In addition, our compensation program is intended to support our strategic objective of increasing common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long term even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.

The foundation of our compensation program rests on the following principles that we believe align our compensation program with the interests of our stockholders:

•

A significant portion of our Named Executive Officer direct compensation (salary, annual incentive compensation, long-term incentive compensation and savings benefit) is tied to our financial performance. In 2013, approximately 80% of Mr. Hicks’s direct compensation, and at least 50% of the direct compensation for each of our other Named Executive Officers other than Mr. Gorham (at approximately 40%) depended upon our financial performance.

•	All of Mr. Hicks’s long-term incentive compensation is tied to our financial performance.

•

Individual awards under our short and long-term incentive plans are “capped,” and performance goals are set at realistic levels to eliminate the potential for unintended windfalls and to avoid encouraging the use of excessive financial leverage and taking of imprudent risks.

•	Awards under our short and long-term incentive plans do not provide for accelerated vesting upon a change of control.

•

Performance share and restricted stock awards under our long-term incentive plans do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than, with respect to performance shares, on a pro-rated basis for time employed during the performance period.

•

We require our officers to own a substantial amount of our common stock, including five times base salary for Mr. Hicks, to ensure that they maintain a significant stake in our long-term success. In addition, our Named Executive Officers have significant exposure to Alleghany through unvested performance shares and, for some of our Named Executive Officers, shares of restricted stock and restricted stock units, the value of which depends upon the market price of our common stock.

•

We do not grant stock options to our officers. Our goal is to promote risk-adjusted, long-term growth in the intrinsic value of our common stock and we do not wish to reward or punish our officers for exogenous short-term market price movements. We believe that over time intrinsic value will be reflected in the market price of our common stock.

•	We have in place a compensation clawback policy applicable to our Named Executive Officers to further discourage imprudent risk taking.

•	We have in place a policy applicable to our Named Executive Officers that prohibits them from hedging or pledging Alleghany securities they hold.

•

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2013, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Components of our 2013 Compensation Program

The primary components of our 2013 compensation program for our Named Executive Officers are summarized below.

Compensation Component	Key Features	Purpose
Salary	Fixed annual cash amount.	Provides a fixed amount of cash compensation upon which our Named Executive Officers can rely.

Annual Cash Incentives

The Compensation Committee establishes annual incentive award opportunities as a percentage of base salary for Named Executive Officers.

The Compensation Committee determines individual results for participants and payouts based on overall financial and operational performance of management.

Provides pay-for-performance component for achievement of shorter-term objectives.

Compensation Component	Key Features	Purpose

Long-Term Equity-Based Incentives	Grant of number of performance shares having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for each Named Executive Officer. Performance shares granted for the award period beginning on January 1, 2013 will be paid out on the basis of performance over the four-year award period ending December 31, 2016 based on the average annual compound growth in Alleghany’s book value per share.	Provides pay-for-performance component focused on achievement of longer-term objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks.

	Grant of shares of restricted stock or restricted stock units to certain officers, having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for such officer. The value of such awards depends on the market price of our common stock and the awards cliff-vest four years from date of grant.	Provides a retention element of total compensation.

In addition to the salary, annual cash incentives and long-term equity-based incentives described above, our Named Executive Officers receive an annual savings benefit under a deferred compensation plan in an amount equal to 15% of base salary. Our Named Executive Officers who have completed five years of service with Alleghany or a subsidiary of Alleghany are eligible to receive a benefit (fifteen years of service is required in order to receive the full benefit) under a retirement plan. Effective December 31, 2013, the retirement plan was closed to new participants, and no additional benefits for existing participants will accrue after such date.

Alleghany Performance in 2013

Common stockholders’ equity per share at year-end 2013 was $412.96, an increase of 8.9% from common stockholders’ equity per share of $379.13 at year-end 2012. Total common stockholders’ equity of Alleghany increased to $6.9 billion at December 31, 2013 from approximately $6.4 billion at December 31, 2012. Alleghany reported net earnings of $628.4 million for 2013, compared with $702.2 million for 2012. Results for 2013, which include a full year of results for TransRe, reflect strong underwriting results at our reinsurance and insurance subsidiaries, primarily TransRe and RSUI Group, Inc., or “RSUI,” along with appreciation in our equity portfolio, partially offset by a decline in the value of our bond portfolio caused by higher interest rates. Results in 2012 include an after-tax underwriting loss, net of reinsurance and reinstatement premiums, of $267.8 million from Super Storm Sandy. In addition, 2012 results include 300 days of results of TransRe, as well as merger-related items associated with the TransRe merger, including a gain of $494.9 million resulting from the application of purchase accounting treatment, amortization of intangible assets of $253.3 million and transaction costs of $33.8 million.

Additional information regarding Alleghany’s 2013 results, including audited consolidated financial statements, as well as management’s discussion and analysis of financial condition and results of operations with respect to 2013 results, is contained in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2013, or the “Form 10-K,” which was filed with the SEC on February 25, 2014. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term. In this regard, the chart below summarizes Alleghany’s performance over the ten-year period from December 31, 2003 to December 31, 2013, with all values indexed to December 31, 2003. During the ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 8.5%, compared with a compound annual rate of return of 7.4% for the S&P 500, and Alleghany’s share price (adjusted for stock dividends) appreciated at a compound annual rate of return of 7.7%.

Another way to view Alleghany’s performance over the past decade is presented in the table below, which presents the cumulative five-year return (adjusted for/including dividends) in (i) common stockholders’ equity per share, (ii) the market value of our common stock, and (iii) the S&P 500 for each five-year period ended during the past ten years (BV = common stockholders’ equity per share, MV = common stock market value):

	Alleghany		S&P 500
Year	BV	MV
2003	34%	31%	-3%
2004	65%	70%	-3%
2005	58%	53%	-11%
2006	51%	109%	34%
2007	77%	150%	82%
2008	50%	40%	-10%
2009	50%	7%	2%
2010	58%	19%	12%
2011	43%	-13%	-1%
2012	37%	-10%	9%
2013	55%	51%	126%

Average	53%	46%	22%

As indicated by the data presented in the table, Alleghany’s growth in common stockholders’ equity per share has been quite consistent, averaging 53% over the ten five-year periods presented. By contrast, the trading price of our common stock has been considerably more volatile, reflecting the volatility of the stock market in general. In our view, the relatively steady increase in growth in common stockholders’ equity per share, as compared with the more volatile trading price of our common stock, supports our determination to focus our executive compensation program on building stockholders’ equity over time.

In terms of Alleghany’s overall performance over the past decade, the data presented in the table above indicates that our five-year growth in common stockholders’ equity per share has exceeded the S&P 500 return in eight of the last ten years, and the increase in our five-year stock price has exceeded the S&P 500 return in seven of the last ten years. Our failure to match the S&P 500 for the five-year period ended December 31, 2013 primarily results from the very depressed valuation of the S&P 500 at the beginning of 2009, following the 37% decline in the S&P 500 during 2008 (as compared with a 5% decline in Alleghany common stockholders’ equity per share during 2008), as well as the liquidity-fueled expansion of the stock market in 2013.

Alleghany’s performance during the periods presented in the above tables occurred during a time of re-invention and major change in the focus and geographic scope of Alleghany’s operating subsidiaries. At the time Mr. Hicks joined Alleghany in October 2002, Alleghany consisted of approximately $900 million of cash and liquid investments at the holding company level and $500 million of capital deployed in several U.S.-based operating subsidiaries engaged in disparate businesses, including an industrial minerals business (Alleghany’s largest subsidiary at the time), a steel fastener import and export business, a Midwest-based regional property and casualty insurer, and a landowner in the Sacramento, California region. Since then, Alleghany has divested the industrial minerals business and the steel fastener import and export business. In 2003, Alleghany acquired RSUI, and, in 2012, Alleghany completed the acquisition of TransRe. At year-end 2013, Alleghany had approximately $840 million of cash and liquid investments at the holding company level, with approximately $6.7 billion of capital deployed at operating subsidiaries, most of which were engaged in the global reinsurance business and specialty property and casualty insurance business. In addition to Alleghany’s reinsurance and insurance operations, we have established a separate subsidiary, Alleghany Capital Corporation, which focuses on long-term control investments in non-insurance businesses that can be expected to generate attractive cash returns, and on investments in growth capital opportunities with potential to return multiples of our investment, but with more operating and business risk. During this period, common stockholders’ equity in Alleghany increased to $6.9 billion at December 31, 2013 from $1.6 billion at December 31, 2003.

Summary of Changes and Adjustments

to Executive Compensation Program in 2013

Subsequent to the TransRe merger in March 2012, the Compensation Committee undertook a review of Alleghany’s executive compensation program and process to ensure that it continued to support the objectives and principles discussed on pages 31 and 32. After the conclusion of this review, the Compensation Committee made certain changes and adjustments which affected our 2013 compensation program and will also affect our compensation program in future years. A summary of the significant changes and actions taken by the Compensation Committee which affected compensation in 2013 is set forth below.

Annual Incentive Plan

The concept of a target and maximum annual incentive opportunity under the 2010 MIP was eliminated for all participants in favor of a single target bonus opportunity. This revision removes upside/leverage from the 2010 MIP and recognizes the subjective nature of evaluating annual financial and individual performance in a long-term results-oriented company like Alleghany. In addition, in light of the greater volatility and larger catastrophe exposure TransRe brings to Alleghany and to parallel the four-year measurement period for performance shares awarded under the 2012 LTIP, the formula used to calculate the level of funding for the 2013 Incentive Pool Amount, as described on pages 43 and 44, was revised to use a four-year, rather than a three-year, average catastrophe loss experience for each of TransRe and RSUI.

Long-Term Incentive Plan

For our more senior officers (Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott), long-term incentive opportunities are denominated primarily in performance shares, the payout of which is based on achievement of the specified performance goal of growth in book value per share over a four-year measurement period. For Mr. Borrelli and other less senior Alleghany officers, 2013 long-term incentive opportunities were evenly divided between performance shares and shares of time-based restricted stock or restricted stock units which cliff-vest four years from the date of grant. This change to time-based vesting for a portion of these officers’ long-term incentive opportunities recognizes that they have less ability to impact Alleghany’s overall long-term financial performance, while also providing a retention element to their compensation, particularly in years where performance share payout thresholds are not met.

The Compensation Committee increased the book value per share growth target for performance shares for the 2013-2016 award period to 7% from 6% and increased the threshold percentage below which no payout will be made to 5% from 3.5%. In addition, for performance shares awarded prior to 2013, the calculation used to determine whether the required growth in book value per share during the applicable performance period had been achieved included an adjustment, provided that Alleghany’s average compound annual growth in book value per share for the applicable award period was positive, to include the excess, if any, of such average annual compound growth over the total return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period. That adjustment for performance relative to the S&P 500 Index was eliminated for performance shares awarded in 2013.

The target performance share award for the 2013-2016 award period for Mr. Hicks was increased to 300% of salary from 200% and for Mr. Brandon was increased to 200% from 160%. These target increases reflect the Compensation Committee’s consideration of the transformative increase in the size and complexity of Alleghany after the acquisition of TransRe, as well as the challenge of achieving a payout of 2013-2016 award period performance shares due to the current low interest rate environment, overall economic volatility, the continuing challenging

(re)insurance market conditions, the tightened performance metrics described above and market data. These target increases will increase the percentage of direct compensation of Mr. Hicks and Mr. Brandon that is dependent upon Alleghany’s long-term financial performance, which the Compensation Committee determined is appropriate in light of their responsibility for such performance.

As of the date of this proxy statement, Mr. Hicks has the following outstanding equity-based awards for open award periods, consisting of performance share awards made under the 2007 LTIP and 2012 LTIP:

Grant Date	Award Period	Hurdle Rate (%)			Estimated Future Payout (# of Shares)			Estimated Future Payout ($)(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Jan. 18, 2011	Jan. 1, 2011 – Dec. 31, 2014	3.5	6.0	8.5	1,999	6,663	9,995	$794,263	$2,647,410	$3,971,313
Jan. 17, 2012	Jan. 1, 2012 – Dec. 31, 2015	3.5	6.0	8.5	2,641	8,804	13,206	1,049,348	3,498,093	5,247,140
Jan. 15, 2013	Jan. 1, 2013 – Dec. 31, 2016	5.0	7.0	9.0	5,619	11,237	16,856	2,232,597	4,464,797	6,697,394
Jan. 15, 2014	Jan. 1, 2014 – Dec. 31, 2017	5.0	7.0	9.0	5,065	10,131	15,196	2,012,476	4,025,350	6,037,827

Total					15,324	36,835	55,253	$6,088,684	$14,635,650	$21,953,674

(1)	Based on the average price per share of common stock on December 31, 2013 of $397.33.

See “Long-Term Equity Based Incentive Compensation” on pages 45 and 46 for general information regarding the terms of performance shares awarded under Alleghany’s long-term incentive plans.

Retirement Plan

In July 2013, the Board approved an amendment to the Retirement Plan, whereby, effective as of December 31, 2013, or the “Plan Freeze Date,” the Retirement Plan was closed to new participants and no additional benefit accruals would occur for existing participants. Any participant who was not vested in his or her accrued benefit as of the Plan Freeze Date will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement. The decision to freeze the Retirement Plan was based on a determination by the Compensation Committee that, although the Retirement Plan provided a significant retention tool and assisted Alleghany in recruiting senior-level talent, these benefits were outweighed by the costs of maintaining the Retirement Plan, including the significant projected benefit obligations for Named Executive Officers, its lack of a pay-for-performance element, and the fact that current marketplace trends indicate a reduction in the prevalence of these types of plans.

Post-Retirement Medical Benefit

Prior to the termination of the Executive Post-Retirement Medical Plan, effective September 30, 2013, Alleghany paid two-thirds of health insurance premiums for a participant who was age 55 or older upon his or her retirement from Alleghany, with the participant responsible for the remaining one-third. The Executive Post-Retirement Medical Plan provided health insurance coverage on a primary basis until a participant reached age 65 at which point the benefit became secondary to Medicare. The Compensation Committee determined to terminate the Executive Post-Retirement Medical Plan based upon the costs of maintaining the post-retirement medical benefit, the lack of a pay-for-performance element, and the rarity of these types of plans in the current marketplace.

Compensation Committee Process

Advisory Vote on Executive Compensation

Based on the advisory vote of our stockholders at the 2011 Annual Meeting of Stockholders in favor of holding an annual vote on executive compensation, the Board determined that Alleghany will hold stockholder advisory votes on executive compensation every year. At our Annual Meeting of Stockholders in April 2013, we conducted an advisory vote on the compensation of our executive officers named in the Summary Compensation Table included in the proxy statement for our 2013 Annual Meeting of Stockholders and approximately 99% of the votes cast on such proposal were voted in favor of the proposal. The Compensation Committee reviewed the outcome of the 2013 advisory vote and believes that the strong level of support achieved reflects favorably on our executive compensation philosophy. The Compensation Committee intends to review the outcome of the 2014 advisory vote and future advisory votes on the compensation of our Named Executive Officers as one of the relevant factors in structuring our executive compensation program.

Compensation Committee Advisors and Services

The Compensation Committee has retained FW Cook as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive compensation, executive compensation program design matters, market trends and technical considerations. Prior to its determination to retain FW Cook, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with the New York Stock Exchange’s listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent.

The nature and scope of services that FW Cook provides to the Compensation Committee include the following: competitive market compensation analyses; assistance with the redesign of any compensation or benefit programs as necessary or requested; assistance with respect to analyzing the impact of regulatory and/or accounting developments on our compensation plans and programs; and preparation for and attendance at selected Compensation Committee meetings. FW Cook is also available to advise the Compensation Committee and management on various executive compensation matters involving our operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by FW Cook and fees to be paid by Alleghany to FW Cook.

In evaluating our executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with us for executive talent. Competitive market data have been periodically developed by FW Cook from several different sources, including proxy statements. We do not seek to set our executive compensation to any benchmarks or peer group but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

2013 Compensation Determinations

Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in January. The Compensation Committee determined 2013 salaries and incentive awards for all of the Named Executive Officers except Mr. Sennott at a meeting in January 2013. Such Compensation Committee meeting followed a January 2013 meeting of the Board, at which the Board reviewed and discussed:

•	an evaluation of Mr. Hicks’s 2012 performance and priorities for 2013;

•	a report by Mr. Hicks on management succession and development throughout the Alleghany group;

•	the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer except Mr. Sennott; and

•	Alleghany’s strategic plan for 2013-2017.

Mr. Sennott’s 2013 salary and incentive awards were negotiated as part of his employment arrangements in connection with commencement of his employment with Alleghany on April 16, 2013.

In determining Mr. Hicks’s 2013 compensation, the Compensation Committee reviewed Mr. Hicks’s 2012 performance and 2013 priorities, as described above, as well as all components of Mr. Hicks’s 2012 compensation, including annual salary, annual cash incentive compensation in respect of 2012 under the 2010 MIP, long-term incentive compensation under the 2002 LTIP, 2007 LTIP, and 2012 LTIP, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s Retirement Plan and the medical, long-term disability and other employee welfare plans.

The Compensation Committee determined payouts of 2013 incentive awards for the Named Executive Officers at a meeting in February 2014, following the January 2014 meeting of the Board, at which the Board reviewed and discussed an evaluation of Mr. Hicks’s 2013 performance, the recommendation of Mr. Hicks regarding the individual performance of the other Named Executive Officers, and Alleghany’s financial performance for 2013 and applicable award periods.

Components of Compensation

The principal components of compensation paid to our Named Executive Officers in respect of 2013 consisted of:

•	salary;

•	cash incentive compensation under the 2010 MIP; and

•	grants of long-term equity-based incentives.

In addition, our Named Executive Officers participate in a deferred compensation plan which provides an annual savings benefit equal to 15% of base salary, and are eligible to receive a benefit, assuming the completion of five years of service with Alleghany or a subsidiary of Alleghany (fifteen years of service is required in order to receive the full benefit), under a retirement plan. Set out below in more detail is a description and analysis of each of these components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with FW Cook, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. In 2013, Mr. Hicks received no increase in salary, after taking into account that his salary had been increased by 25% in 2012. Prior to 2012, Mr. Hicks’s salary had not been increased since 2007. In addition, Mr. Brandon received no increase in salary in 2013 after taking into account the terms of his employment agreement with Alleghany and internal comparability considerations. Mr. Dalrymple received a salary increase of 18% based upon the recommendation of Mr. Hicks, taking into account his performance, internal comparability considerations and increased responsibilities. Mr. Gorham received a salary increase of 8.3% in connection with his change in title and responsibility for oversight of Alleghany’s fixed income portfolio. Mr. Borrelli received a salary increase of 3% based upon the recommendation of Mr. Hicks, taking into account general inflation and internal comparability considerations.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to our Named Executive Officers under the 2010 MIP. These annual cash incentive awards are intended to provide a pay-for-performance element for the achievement of shorter-term objectives. Target annual incentive awards under the 2010 MIP are stated as a percentage of each Named Executive Officer’s base salary. Target annual incentive awards in respect of performance for 2013 were made by the Compensation Committee on January 15, 2013 to all of the Named Executive Officers except Mr. Sennott. Mr. Sennott’s target annual incentive award in respect of performance for 2013 was determined by the Compensation Committee in connection with commencement of his employment with Alleghany on April 16, 2013.

2013 target annual incentive opportunities under the 2010 MIP were 160% of salary for Mr. Hicks, 120% of salary for Mr. Brandon, 100% of salary for each of Mr. Dalrymple and Mr. Sennott, 60% of salary for Mr. Borrelli and 40% of salary for Mr. Gorham (set at his salary of $550,000 in effect prior to his February 21, 2013 letter agreement with Alleghany described on page 60). The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability, and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives. The aggregate 2013 target annual incentive opportunity for the Named Executive Officers, based on the percentages of salary set forth above, was $4.8 million.

For 2013, payout of awards under the 2010 MIP for our most senior Named Executive Officers, Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott, was tied to the achievement of a specified financial performance objective subject to reduction in respect of Alleghany performance and/or individual performance. The 2013 financial performance goal established by the Compensation Committee for annual incentive awards to Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott under the 2010 MIP was based on a funding approach, which was capped at an amount, the “2013 Incentive Pool Amount.” The 2013 Incentive Pool Amount was equal to 3% of 2013 earnings before income taxes, as reported in Alleghany’s audited financial statements, excluding effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges), expenses incurred in connection with actual and potential acquisitions, and after deduction of average catastrophe losses of (i) RSUI, Alleghany’s principal insurance subsidiary, for 2009-2012 of $77.5 million (the “RSUI CAT Average”), but excluding RSUI catastrophe losses in excess of the RSUI CAT Average and (ii) TransRe, Alleghany’s principal reinsurance subsidiary, for 2009-2012 of $323.8 million (the “TransRe CAT Average”), but excluding TransRe catastrophe losses in excess of the TransRe CAT Average. The use of the RSUI CAT Average and TransRe CAT Average rather than the actual amount of RSUI and TransRe catastrophe losses in determining the 2013 Incentive Pool Amount was based upon the Compensation Committee’s acknowledgement that RSUI and TransRe are significant writers of catastrophe exposed property (re)insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year.

To the extent that the aggregate amount of 2013 target annual incentive opportunities for Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott exceeds the 2013 Incentive Pool Amount, payouts of such awards to each of them will be scaled back proportionately to the shortfall in the 2013 Incentive Pool Amount. In addition, the Compensation Committee is specifically empowered to decrease (but not increase) awards, individually or in the aggregate, in its discretion and in any amount, based upon its evaluation of Alleghany’s overall financial and operational performance and the individual performance of each of these Named Executive Officers.

Based on our 2013 financial results, the 2013 Incentive Pool Amount was $17.3 million, so that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott were eligible to receive full payout in February 2014 of their 2013 target incentive opportunities under the 2010 MIP based on achievement of the financial performance goal. At its meeting on February 25, 2014, the Compensation Committee evaluated the individual performance of Mr. Hicks, Mr. Hicks’s recommendations regarding the individual performance of Messrs. Brandon, Dalrymple, Gorham, and Sennott, and Alleghany’s overall corporate performance. Regarding individual performance, Mr. Hicks’s recommendations reflected the achievement of individual objectives for Messrs. Brandon, Dalrymple and Sennott related to oversight of strategic initiatives at TransRe, the restructuring of the operations of Capitol Transamerica Corporation, support for Pacific Compensation Corporation, investor relations development, superior performance in their areas of primary responsibility, and with respect to Messrs. Dalrymple and Sennott, completion of a significant, strategic investment in an alternative asset manager. With respect to Mr. Gorham, Mr. Hicks’s recommendation reflected the achievement by Mr. Gorham of objectives relating to oversight of our $14.8 billion fixed income portfolio and other fixed income and related investment strategies. With respect to Mr. Hicks’s individual performance, the Compensation Committee noted his achievement of objectives relating to the successful recruitment of a new chief financial officer, reorganization of our public and private equity investment operations, the restructuring of the operations of Capitol Transamerica Corporation, and establishment of a strategic relationship with an alternative asset manager. Following such evaluation, the Compensation Committee authorized full payout of 2013 target annual bonus opportunities to Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott under the 2010 MIP, for an aggregate payout to them in the amount of $4.5 million.

Payout of the award under the 2010 MIP for 2013 for Mr. Borrelli (who did not participate in the 2013 Incentive Pool Amount described above) was based on the achievement of individual performance goals relating to his primary responsibilities including the development, implementation, and administration of accounting policies and oversight of Alleghany’s accounting and financial controls functions, including as they relate to filings with the SEC and other regulatory reports. At its meeting on February 25, 2014, the Compensation Committee evaluated Mr. Hicks’s recommendation regarding Mr. Borrelli’s superior individual performance with respect to his primary responsibilities. Following such evaluation, the Compensation Committee authorized full payout of Mr. Borelli’s 2013 target annual incentive opportunity to him under the 2010 MIP.

Long-Term Equity-Based Incentive Compensation

In 2013, we made awards of long-term incentive compensation to our Named Executive Officers under the 2012 LTIP. Historically, long-term incentive awards have been made in the form of performance shares and, in a few cases for our more senior officers, shares of restricted stock and restricted stock units. Commencing in 2013, long-term incentive opportunities for Mr. Borrelli and other less senior Alleghany officers were evenly divided between performance shares and shares of time-based restricted stock or restricted stock units which cliff-vest four years from date of grant. Awards of performance shares under the 2012 LTIP are intended to provide a pay-for-performance component of compensation based upon the achievement of longer-term financial objectives focused on growth in book value per share. Awards of restricted stock or restricted stock units under the 2012 LTIP are intended to provide a retention component of compensation, the value of which is tied to the market price of our common stock.

Performance Shares

For the 2013-2016 award period, the Compensation Committee based the number of performance shares awarded to each Named Executive Officer upon a percentage of such officer’s 2013 salary divided by the average closing price of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2013 salary were 300% for Mr. Hicks, 200% for Mr. Brandon, 100% for each of Mr. Dalrymple and Mr. Sennott, 40% for Mr. Gorham, and 30% for Mr. Borrelli. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability, and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

In making performance share awards for the 2013-2016 period, the Compensation Committee took account of (i) Alleghany’s financial objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks, (ii) prevailing financial and economic conditions and uncertainties, and (iii) the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on maintaining Alleghany’s financial strength. Taking into account such conditions, Alleghany’s strategy, the prevailing 10-year U.S. Treasury rates, and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market, the Compensation Committee set the following performance goals for the 2013-2016 awards:

•

maximum payouts at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2012 LTIP) of 9% or more over the four-year award period ending December 31, 2016, as adjusted for stock dividends;

•

target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 7%, and payouts at 50% of the value of one share of common stock on the payout date if such growth equals 5%, with payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 5%.

Restricted Stock Units

In 2013, Mr. Dalrymple was awarded 825 restricted stock units which cliff-vest four years from the date of grant. This award to Mr. Dalrymple was made in recognition of his superior performance and increased workload in connection with Alleghany’s acquisition of TransRe. In 2013, Mr. Borrelli was awarded 261 restricted stock units, representing an amount equal to 30% of his 2013 salary divided by the average closing price of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such award was made. This award of restricted stock units was made as a result of the Compensation Committee’s determination that, commencing in 2013, long-term incentive opportunities for Mr. Borrelli and other less senior officers would be evenly divided between performance shares and shares of time-based restricted stock or restricted stock units that would cliff-vest four years from the date of grant.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2013, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Deferred Compensation Plan

We credit an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is our intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all or part of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest, treated as though invested in our common stock or increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Retirement Plan

Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Completion of fifteen years of service is required in order to receive a full benefit under the Retirement Plan. Effective December 31, 2013, the Retirement Plan was closed to new participants and no additional benefits for existing participants will accrue after such date. Any participant who was not vested in his or her accrued benefit as of December 31, 2013 will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance goals that were subsequently restated or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Hedging and Pledging Policies

We maintain a policy on insider trading and compliance that prohibits our officers from directly or indirectly purchasing or using financial instruments that are designed to hedge or offset any decrease in the market value of Alleghany securities they own. In addition, under such policy officers are prohibited from pledging Alleghany securities as collateral.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for our Executive Vice President, the multiple is four times base salary; for Senior Vice Presidents, the multiple is three times base salary; and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock (net of taxes) awarded to them under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

We are not allowed a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and chief executive officer and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements under Section 162(m) of the Code for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but do not permit discretionary adjustments to performance goals that would increase payouts.

The Compensation Committee believes that establishing appropriate compensation arrangements to retain and incent our executive officers best serves our interests and the interests of our stockholders. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all executive compensation must be deductible. However, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

The 2010 MIP permits the Compensation Committee to grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (“qualifying awards”) and awards that are not intended to qualify as “performance-based” compensation (“non-qualifying awards”). Consistent with the 2010 MIP and the Compensation Committee’s consideration and balancing of its executive compensation objectives, the amounts identified under the Non-Equity Incentive Plan column of the Summary Compensation Table on page 51 paid to Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott for 2013, Messrs. Hicks, Brandon, Dalrymple and Gorham for 2012, and to Messrs. Hicks and Gorham for 2011 are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The amounts reflected in such column for Mr. Borrelli for 2011, 2012 and 2013 and for Mr. Dalrymple for 2011, as well as the cash bonuses paid to Mr. Sennott for 2013 and

Mr. Borrelli for 2011 identified under the Bonus Column of the Summary Compensation Table, do not qualify as “performance-based compensation” for purposes of Section 162(m). All of the performance shares awarded to the Named Executive Officers under the 2002 LTIP, the 2007 LTIP and the 2012 LTIP are intended to quality as “performance-based” compensation for purposes of Section 162(m) of the Code. The shares of restricted common stock awarded to Mr. Brandon in 2012 under the 2012 LTIP are intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code. The restricted stock units awarded to Mr. Brandon in 2012 and to Messrs. Dalrymple and Borrelli in 2013 under the 2012 LTIP do not qualify as “performance-based” compensation for purposes of Section 162(m).

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of our review and the design of our group-wide executive incentive plans, and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether our risk management and incentive objectives are being met with respect to group-wide employee incentives. Our material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at our insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on page 4. The Compensation Committee does not believe that risks arising from our group-wide compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Alleghany. In this regard, as discussed on page 31, our short and long-term incentive plans are capped at individual levels so as not to incent imprudent risk taking to achieve outsized payouts. In addition, our officers are required to own a substantial amount of common stock to ensure that they maintain a significant stake in our long-term success, and we have in place a compensation clawback policy applicable to our officers to further discourage imprudent risk taking. Further, we do not grant stock options to officers as we do not wish to reward or punish them for exogenous short-term market price movements. The managements of our insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and our strategy and risk tolerance, and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk tolerance.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of our Named Executive Officers during 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Weston M. Hicks,	2013	$1,250,000			$3,749,899	$2,000,000	$—	$213,759	$7,213,658
President and chief executive officer	2012	$1,250,000		—	$2,514,334	$2,062,500	$1,259,316	$245,581	$7,331,731
	2011	$1,000,000		—	$2,006,415	$2,150,000	$1,922,260	$268,182	$7,346,857

Joseph P. Brandon,	2013	$1,000,000		—	$1,999,924	$1,200,000	$337,805	$167,907	$4,705,636
Executive Vice President(6)	2012	$821,970	(7)	—	$10,521,105	$1,200,000	$338,632	$4,174,312	$17,056,019

Christopher K. Dalrymple,	2013	$550,000			$825,265	$550,000	$29,707	$92,347	$2,047,319
Senior Vice President, General Counsel, and Secretary	2012	$450,000		—	$543,192	$438,750	$229,931	$119,780	$1,781,653
	2011	$380,000		—	$228,804	$370,500	$331,084	$123,238	$1,433,626

Roger B. Gorham,	2013	$600,000			$219,915	$220,000	—	$101,542	$1,141,457
Senior Vice President- Head of Fixed Income and Treasurer	2012	$550,000		—	$663,997	$536,250	$237,544	$144,586	$2,132,377
	2011	$550,000		—	$662,151	$536,250	$359,561	$157,775	$2,265,737

John L. Sennnott, Jr.,	2013	$389,583	(8)	$180,000	$1,357,448	$550,000	—	$65,971	$2,543,002
Senior Vice President and chief financial officer

Jerry G. Borrelli,	2013	$402,000		—	$240,939	$241,200	—	$70,131	$954,270
Vice President and Chief Accounting Officer	2012	$390,000		—	$235,326	$234,000	$149,806	$111,622	$1,120,754
	2011	$370,000		$100,000	$222,662	$222,000	$218,112	$116,579	$1,249,353

(1)	Reflects (i) a cash bonus paid to Mr. Sennott upon commencement of his employment with Alleghany and (ii) a cash bonus paid to Mr. Borrelli for 2011 in recognition of his superior performance and increased workload in connection with the TransRe merger.

(2)	Represents the grant date fair value of performance shares granted to the Named Executive Officers listed below under the 2007 LTIP and the 2012 LTIP, computed in accordance with ASC 718. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2013	2012	2011
Mr. Hicks	$5,624,849	$3,771,502	$3,009,622
Mr. Brandon	$2,999,886	$6,011,114	$—
Mr. Dalrymple	$824,931	$814,788	$343,207
Mr. Gorham	$329,872	$995,995	$993,226
Mr. Borrelli	$180,704	$352,989	$333,993

For Mr. Brandon, the 2012 amount represents the grant date fair value, as computed in accordance with ASC 718, of (i) 12,403 performance shares granted to him under the 2007 LTIP for all outstanding award periods at the date of grant on March 6, 2012, with a grant date fair value of $6,011,114 assuming payouts at maximum, (ii) 11,137 shares of fully-vested, non-forfeitable restricted common stock awarded to him under the 2007 LTIP pursuant to a success shares award agreement (the terms of which are described in more detail on page 58), with a grant date fair value of $3,598,365, and (iii) 9,023 restricted stock units granted to him under the 2007 LTIP pursuant to a restricted stock unit matching agreement (the terms of which are described in more detail on pages 58 and 59), with a grant date fair value of $2,915,331.

For Mr. Dalrymple, the 2013 amount includes the grant date fair value, as computed in accordance with ASC 718, of 825 restricted stock units awarded to him under the 2012 LTIP, with a grant date fair value of $275,311, which award was made in recognition of his superior performance and increased workload in connection with the TransRe merger.

For Mr. Sennott, the 2013 amount represents the grant date fair value, as computed in accordance with ASC 718, of 3,540 performance shares granted to him under the 2012 LTIP for all outstanding award periods at the date of grant on April 15, 2013, with a grant date fair value of $2,036,173 assuming payouts at maximum.

For Mr. Borrelli, the 2013 amount includes the grant date fair value, as computed in accordance with ASC 718, of 361 restricted stock units awarded to him under the 2012 LTIP, with a grant date fair value of $120,469.

(3)	Represents cash incentive earned pursuant to awards under the 2010 MIP. For Mr. Hicks, this amount also includes his cash award of $500,000 in February 2012 in respect of 2011 performance under the ACP Incentive Program. This program provided cash incentives to select officers of Alleghany and the investment personnel of our subsidiary Roundwood Asset Management LLC (f/k/a Alleghany Capital Partners LLC) to the extent the performance of a designated portfolio of public equities and cash investments exceeded the performance that would have been achieved if the designated portfolio had a total return equal to that of the S&P 500. The ACP Incentive Program was discontinued in January 2012, with no further payouts made to any participant, including Mr. Hicks.

(4)	Reflects change in actuarial present value of pension benefits during 2013, 2012 and 2011. For Mr. Sennott, reflects that he is not a participant in the Retirement Plan.

(5)	All Other Compensation amounts reflect the following items:

Name	Year	Post-Retirement Medical Plan(a)	Life Insurance and Long Term- Disability(b)	Tax Reimbursement(c)	Savings Benefit(d)	Success Fee Arrangement(e)	Consulting Arrangement(f)	Total
Weston M. Hicks	2013	—	$14,320	$11,939	$187,500	—	—	$213,759
	2012	$35,218	$13,320	$11,105	$185,938	—	—	$245,581
	2011	$98,526	$10,700	$8,956	$150,000	—	—	$268,182

Joseph P. Brandon	2013	—	$10,260	$7,647	$150,000	—	—	$167,907
	2012	$146,033	$6,437	$4,797	$117,045	$3,500,000	$400,000	$4,174,312

Christopher K. Dalrymple	2013	—	$6,000	$4,472	$81,875	—	—	$92,347
	2012	$43,031	$5,550	$4,136	$67,063	—	—	$119,780
	2011	$57,459	$5,236	$3,918	$56,625	—	—	$123,238

Roger B. Gorham	2013	—	$6,792	$5,062	$89,688	—	—	$101,542
	2012	$50,539	$6,616	$4,931	$82,500	—	—	$144,586
	2011	$64,141	$6,440	$4,819	$82,375	—	—	$157,775

John L. Sennott, Jr.	2013	—	$6,286	$4,685	$55,000	—	—	$65,971

Jerry G. Borrelli	2013	—	$5,676	$4,230	$60,225	—	—	$70,131
	2012	$43,617	$5,518	$4,112	$58,375	—	—	$111,622
	2011	$51,784	$5,352	$4,005	$55,438	—	—	$116,579

(a)	Amounts represent the change in Post-Retirement Medical Plan benefit value during each of the years presented. No amount is shown with respect to 2013 as the Post-Retirement Medical Plan was terminated effective September 30, 2013.

(b)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(c)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in each of the years presented.

(d)	Reflects savings benefit amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 66 and 67 in the narrative accompanying the Nonqualified Deferred Compensation table.

(e)	Reflects the cash portion of a payout made to Mr. Brandon pursuant to a success shares award agreement (the terms of which are described in more detail on page 58).

(f)	Reflects cash compensation received by Mr. Brandon for the consulting services provided to Alleghany from January 1, 2012 to March 6, 2012 pursuant to a consulting arrangement entered into with Alleghany.

(6)	Mr. Brandon was named an Executive Vice President of Alleghany on March 6, 2012, upon the closing of the TransRe merger. During the period from September 15, 2011 through the closing date, Mr. Brandon was engaged by Alleghany as a consultant.

(7)	Represents the pro rata portion of 2012 annual base salary of $1,000,000, reflecting Mr. Brandon’s commencement of employment with Alleghany in March 2012.

(8)	Represents the pro rata portion of 2013 annual base salary of $550,000, reflecting Mr. Sennott’s commencement of employment with Alleghany in April 2013.

Grants of Plan-Based Awards in 2013

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards(4)
				Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	January 15, 2013		$2,000,000	5,618	11,237	16,855		$3,749,899
Joseph P. Brandon	January 15, 2013		$1,200,000	2,996	5,993	8,989		$1,999,924
Christopher K. Dalrymple	January 15, 2013		$550,000	824	1,648	2,472		$549,954
	January 15, 2013			—	—	—	825	$275,311
Roger B. Gorham	January 15, 2013		$220,000	329	659	988		$219,915
John L. Sennott, Jr.	April 15, 2013		$550,000	708	1,416	2,124		$542,979
	April 15, 2013	(5)		531	1,062	1,593		$407,235
	April 15, 2013	(5)		354	708	1,062		$271,490
	April 15, 2013	(5)		177	354	531		$135,745
Jerry G. Borrelli	January 15, 2013		$241,200	180	361	541		$120,469
	January 15, 2013			—	—	—	361	$120,469

(1)	Reflects the target annual incentive opportunity granted on January 15, 2013 to each of Messrs. Hicks, Brandon, Dalrymple, Gorham and Borrelli and granted on April 15, 2013 to Mr. Sennott (in connection with commencement of Mr. Sennott’s employment with Alleghany in April 2013). Payouts of such target amounts to Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott are subject to reduction to the extent that the aggregate amount of awards to all of them exceeds the 2013 Incentive Pool Amount and are also subject to decrease (but not increase) at the discretion of the Compensation Committee based upon its evaluation of Alleghany’s overall financial and operational performance and their individual performance. For Mr. Borrelli, amount reflects the award he could have earned based upon individual performance.

(2)	Reflects the gross number of shares of common stock payable in connection with awards of performance shares for the 2013-2016 award period granted under the 2012 LTIP and additional performance share awards made to Mr. Sennott as discussed in Note (5) below. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 9% in the award period. If average annual compound growth in Book Value Per Share is less than 5%, none of these performance shares would be payable. The determination of average annual compound growth in Book Value Per Share for purposes of determining payouts of these awards is subject to adjustment for stock dividends.

(3)	Reflects the award under the 2012 LTIP of restricted stock units that cliff vest on the four year anniversary of the grant date.

(4)	Reflects the 2013 ASC 718 value of performance share awards for the 2013-2016 award period under the 2012 LTIP for the Named Executive Officer, assuming payouts at target, additional performance shares awarded to Mr. Sennott in connection with his commencement of employment with Alleghany as discussed in Note (5) below, and shares of restricted common stock or restricted stock units awarded to Mr. Dalrymple and Mr. Borrelli.

(5)	Reflects performance share awards made to Mr. Sennott under the 2012 LTIP in connection with his commencement of employment in April 2013 as follows: (i) 1,062 performance shares for the three-year award period ending December 31, 2015; (ii) 708 performance shares for the two-year award period ending December 31, 2014; and (iii) 354 performance shares for the one-year award period ending December 31, 2013, subject to achievement of the same performance objectives for such award periods as are applicable to the other Named Executive Officers.

Narrative Discussion Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement, Mr. Hicks’s salary is to be reviewed annually. In addition, if Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’s duties. “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

2004 Restricted Stock Award to Mr. Hicks

Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received 29,877 shares of restricted common stock (as adjusted for stock dividends paid since the date of his employment agreement) awarded as a challenge grant under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. Such shares of restricted stock were to vest:

•

if Alleghany achieved average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011; or

•

if the performance goal set forth above had not been achieved as of December 31, 2011, when Alleghany achieved average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

On February 21, 2013, the Compensation Committee determined that average annual growth in Stockholders’ Equity Per Share for the period January 1, 2005 through December 31, 2012 exceeded 7% and as a result, the restricted stock award of 29,877 shares vested and was paid out in shares of common stock in February 2013.

Employment Agreement with Joseph P. Brandon

On November 20, 2011, Alleghany and Mr. Brandon entered into an employment agreement which became effective on March 6, 2012 upon the closing of the TransRe merger, under which Mr. Brandon agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Brandon’s salary is to be reviewed annually for increases but shall not be decreased.

•

If Mr. Brandon’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of

Mr. Brandon’s duties. “Total Disability” is defined as Mr. Brandon’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•

Mr. Brandon and Alleghany entered into a restricted stock unit matching grant agreement dated as of March 6, 2012, whereby Mr. Brandon was to receive a restricted stock unit matching grant under the 2007 LTIP of one restricted stock unit for every share of common stock Mr. Brandon purchased or received pursuant to stock dividends on those purchased shares, or “JPB Owned Shares,” on or before September 3, 2012 up to a maximum of $5.0 million worth of common stock. Material terms of this matching grant agreement, or the “JPB Matching Grant Agreement,” are discussed below.

•

Mr. Brandon and Alleghany entered into a success shares award agreement dated as of March 6, 2012, pursuant to which Mr. Brandon received an award (i) under the 2007 LTIP of 11,137 fully vested and non-forfeitable shares of common stock and (ii) a lump sum cash payment in the amount of $3.5 million. These shares are subject to restrictions upon transfer until the earliest to occur of (i) March 6, 2015, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock.

The employment agreement was the result of an arm’s-length negotiation between the Board and Mr. Brandon and was approved by the Compensation Committee and the Board. The Board determined that such provisions were appropriate and helpful in recruiting Mr. Brandon and completing the TransRe acquisition.

2012 Restricted Stock Unit Matching Grant Award to Mr. Brandon

Between March 6, 2012 and September 3, 2012, Mr. Brandon purchased 9,023 shares of common stock and, pursuant to the JPB Matching Grant Agreement, Alleghany credited him with 9,023 restricted stock units. These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Brandon to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the JPB Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Brandon is entitled to payment.

Pursuant to the terms of the JPB Matching Grant Agreement, the restricted stock units vest over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant. The restricted stock units are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine within ten business days of the applicable vesting date. If Mr. Brandon is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the JPB Matching Grant Agreement), the restricted stock units scheduled to vest during such year shall vest on a pro rata basis for the amount of time Mr. Brandon was employed during such year. If Mr. Brandon voluntarily terminates his employment or Alleghany terminates his employment for Cause, all unvested restricted units shall be forfeited. Mr. Brandon has no voting or other rights in respect of the restricted stock units.

Mr. Brandon must maintain unencumbered beneficial ownership of the JPB Owned Shares continuously throughout the period commencing with the initial purchase of JPB Owned Shares and ending on the earliest to occur of (i) March 6, 2019, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock. To the extent Mr. Brandon fails to do so, he will forfeit one restricted stock unit for each JPB Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time.

2004 Restricted Stock Award to Roger B. Gorham

In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this agreement, Mr. Gorham received 4,095 shares of restricted common stock (as adjusted for stock dividends paid since the date of the agreement) awarded as a challenge grant under the 2002 LTIP, which were to vest:

•

if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011; or

•

if the performance goal set forth above had not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

On February 21, 2013, the Compensation Committee determined that average annual growth in Stockholders’ Equity Per Share for the period January 1, 2005 through December 31, 2012 exceeded 7% and as a result, the restricted stock award of 4,095 shares vested and was paid out in shares of common stock in February 2013.

Letter Agreement with Mr. Gorham

Effective February 21, 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with Alleghany’s normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. “Cause” is defined as conviction of a felony, willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof, or willful gross misconduct in connection with the performance of any of Mr. Gorham’s duties. “Total Disability” is defined as Mr. Gorham’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Weston M. Hicks	—		—	11,475	(1)	$4,559,398
	—		—	9,995	(2)	$3,971,508
	—		—	13,206	(3)	$5,247,140
	—		—	16,856	(4)	$6,697,196

Joseph P. Brandon	—		—	3,722	(1)	$1,478,664
	—		—	5,582	(2)	$2,217,697
	7,670	(5)	$3,047,342	7,442	(3)	$2,956,731
	—		—	8,990	(4)	$3,571,798

Christopher K. Dalrymple	—		—	1,102	(1)	$437,772
	—		—	1,140	(2)	$452,897
	—		—	2,853	(3)	$1,133,582
	825	(6)	$327,797	2,472	(4)	$982,200

Roger B. Gorham	—		—	3,649	(1)	$1,449,731
	—		—	3,299	(2)	$1,310,665
	—		—	3,488	(3)	$1,385,688
	—		—	989	(4)	$392,761

John L. Sennott, Jr.	—		—	531	(1)	$210,982
	—		—	1,062	(2)	$421,964
	—		—	1,593	(3)	$632,947
	—		—	2,124	(4)	$843,929

Jerry G. Borrelli	—		—	1,239	(1)	$492,292
	—		—	1,109	(2)	$440,738
	—		—	1,236	(3)	$491,100
	361	(6)	$143,436	541	(4)	$215,154

(1)	Performance shares granted under the 2007 LTIP (the 2012 LTIP for Mr. Sennott), calculated at maximum payout, which vest after completion of the award period ending December 31, 2013.
(2)	Performance shares granted under the 2007 LTIP (the 2012 LTIP for Mr. Sennott), calculated at maximum payout, which vest after completion of the award period ending December 31, 2014.
(3)	Performance shares granted under the 2007 LTIP (the 2012 LTIP for Mr. Sennott), calculated at maximum payout, which vest after completion of the award period ending December 31, 2015.

(4)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2016.

(5)	Restricted stock units granted under the 2007 LTIP which vest over a seven year period, with 15% vesting on each of the first six anniversaries of date of grant and 10% vesting on the seventh anniversary of the date of grant. The terms of this award are described in more detail on pages 58 and 59.

(6)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on the fourth anniversary of the date of grant.

2013 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks	11,253	$4,224,432
Joseph P. Brandon(2)	3,214	$1,219,264
Christopher K. Dalrymple	1,013	$380,285
Roger B. Gorham	3,579	$1,343,575
John L. Sennott, Jr.	—	—
Jerry G. Borrelli	1,181	$443,353

(1)	For each of Mr. Hicks, Brandon, Dalrymple, Gorham and Borrelli, includes the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 21, 2013 with respect to the award period ending December 31, 2012. Payouts of such performance shares were made at 150.00% of target. The gross number of performance shares vested, and the form of payment, were as follows: Mr. Hicks, 11,253 shares with a dollar value of $4,224,432 (paid entirely in cash); Mr. Brandon, 1,860 shares with a dollar value of $698,253 (paid entirely in cash); Mr. Dalrymple, 1,013 shares with a dollar value of $380,285 (paid in the form of 587 shares of common stock and $159,923 in cash); Mr. Gorham, 3,579 shares with a dollar value of $1,343,755 (paid in the form of 230 shares of common stock and $1,257.23 in cash) and Mr. Borrelli, 1,181 shares with a dollar value of $443,353 (paid entirely in cash). Mr. Sennott commenced employment with Alleghany on April 16, 2013 and had no shares of common stock vest during 2013.

(2)	Includes 1,354 restricted stock units which vested on September 3, 2013 pursuant to the JPB Matching Grant Agreement. The dollar value of such restricted stock units was $521,011 and was paid in the form of cash. The terms of this award are described in more detail on pages 58 and 59.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	11	$8,439,615	—
Joseph P. Brandon	Alleghany Corporation Retirement Plan	2	$676,437	—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	12	$1,344,287	—
Roger B. Gorham	Alleghany Corporation Retirement Plan	9	$1,973,449	—
John L. Sennott, Jr.(2)	Alleghany Corporation Retirement Plan	—	—	—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	7	$824,653	—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2013 by the Named Executive Officers, based in part on (i) their years of service as of such date, as indicated in the table, and (ii) the Named Executive Officers’ average compensation as of December 31, 2013 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks, $1,000,000 for Mr. Brandon, $995,075 for Mr. Gorham, $459,167 for Mr. Dalrymple and $387,194 for Mr. Borrelli. The actuarial assumptions used to compute the present values are a discount rate of 5.00% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the 2014 Internal Revenue Service prescribed mortality tables for the current valuation year with separate tables for annuitants and non-annuitants.

(2)	Mr. Sennott commenced employment on April 16, 2013. In light of the expected amendment to the Retirement Plan which occurred in July 2013 and was effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected officers and who are designated as participants by the Board, including the Named Executive Officers. On July 16, 2013, the Board approved an amendment to the Retirement Plan effective December 31, 2013, or “the Plan Freeze Date,” whereby the Retirement Plan was closed to new participants and no additional benefit accruals would occur for existing participants after such date. Any participant who was not vested in his or her accrued benefit as of the Plan Freeze Date will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement.

Retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (i) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (ii) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires on reaching age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (ii) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For some participants the retirement benefit produced under the formula described above is reduced by the actuarial equivalent of earlier benefit payments. For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.

As of December 31, 2013, Mr. Hicks was age 57 and had 11 years of credited service, thus he could have retired and begun to receive a retirement benefit as of that date. As of December 31, 2013, Messrs. Dalrymple, Gorham and Borrelli were under age 55, thus none of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Messrs. Dalrymple, Gorham and Borrelli had retired on December 31, 2013, the present value of their retirement benefits assuming commencement at their earliest retirement dates and reflecting their benefit elections under Section 409A of the Code would have been $1,017,858 for Mr. Dalrymple, $1,566,274 for Mr. Gorham and $627,023 for Mr. Borrelli. Mr. Brandon would not have been entitled to any retirement benefit if he had retired as of December 31, 2013 because he would not have had five years of service. As noted above, in anticipation of the closing of the Retirement Plan to new participants effective as of the Plan Freeze Date, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Weston M. Hicks	$—	$187,500	$141,006	$(4,407)	$2,066,642
Joseph P. Brandon	$—	$150,000	$5,560	$(3,525)	$268,194
Christopher K. Dalrymple	$—	$81,875	$30,381	$(1,924)	$639,316
Roger B. Gorham	$—	$89,688	$23,937	$(2,108)	$815,314
John L. Sennott, Jr.	$—	$55,000	$433	$(1,168)	$54,265
Jerry G. Borrelli	$—	$60,225	$54,266	$(1,416)	$1,760,750	(3)

(1)	Such amounts are included as a component of “All Other Compensation” for 2013 set forth in the Summary Compensation Table on page 51 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on, or other amounts credited to (as elected by participants), amounts credited to savings benefit accounts during 2013. Such amounts are not included in the Summary Compensation Table on page 51 as these amounts are not considered to be above-market interest.

(3)	Of this amount, $1,015,802 consists of compensation earned by Mr. Borrelli that he elected to defer and $744,948 consists of contributions made by Alleghany to the savings benefit account of Mr. Borrelli.

Alleghany’s Deferred Compensation Plan, which was established in January 1982 and amended in January 2011, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All officers, including our Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment as an officer of Alleghany.

Under the Deferred Compensation Plan, we credit a book reserve account in an amount equal to 3.75% of the base annual salary, excluding bonuses, commissions and severance pay, of each officer who is a participant at any time during such calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary, referred to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with interest at the prime rate (the “Prime Rate Alternative”), treated as though invested in common stock (the “Common Stock Alternative”), or increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share (the “Stockholders’ Equity Alternative”). In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Amounts treated as invested in common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

With respect to 2013, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; Messrs. Brandon, Gorham and Borrelli elected to have the Prime Rate Alternative apply to their Savings Benefit Credit; Mr. Sennott elected the Common Stock Alternative to apply to his Savings Benefit Credit; and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2007 LTIP or 2012 LTIP may be deferred under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws.

PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below provides information regarding the amounts that Messrs. Hicks, Brandon, Dalrymple, Gorham, Sennott and Borrelli would be eligible to receive upon any termination of employment by Alleghany other than for “Cause,” if such termination of employment occurred on December 31, 2013:

	Severance under Employment Agreement(1)	Payments under Restricted Stock Unit Matching Grant Award (2)	Acceleration of Payment of Awards under 2007 and 2012 LTIP (3)	Acceleration of Payment of Awards under 2010 MIP (4)	Retirement Plan(5)	Deferred Compensation Plan(6)	Total
Weston M. Hicks	$1,000,000	—	$11,835,898	$2,000,000	$7,335,624	$2,066,642	$24,238,164
Joseph P. Brandon	$1,000,000	$1,107,969	$5,513,252	$1,200,000	—	$268,194	$9,089,415
Christopher K. Dalrymple	—	—	$1,589,785	$550,000	$1,017,858	$639,316	$3,796,959
Roger B. Gorham	$1,200,000	—	$3,223,764	$220,000	$1,556,274	$815,314	$5,459,078
John L. Sennott, Jr.	—	—	$1,054,911	$550,000	—	$54,265	$1,659,176
Jerry G. Borrelli.	—	—	$1,122,184	$241,200	$627,023	$1,760,750	$3,751,157

(1)	These amounts would be paid by Alleghany upon termination other than for Cause, death or Total Disability (as such terms are defined in the respective employment agreements) in the form of continued payments of base salary in accordance with our normal payroll and procedures.

(2)	Reflects award amount payable to Mr. Brandon under his restricted stock unit matching grant award agreement if Mr. Brandon was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such matching agreement). The terms of this restricted stock unit matching agreement are described on pages 58 and 59.

(3)	Reflects payment on a pro rata basis of all outstanding LTIP awards, including amounts paid in February 2014 for the award period ending December 31, 2013, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(4)	Reflects annual incentive earned in respect of 2013 under the 2010 MIP. These amounts, earned in respect of 2013 performance, were paid to our Named Executive Officers in February 2014 as reported in the Summary Compensation Table on page 51 and as described on pages 43 through 45.

(5)

Reflects payment of vested pension benefits, computed as of December 31, 2013, under the Retirement Plan to Messrs. Hicks, Dalrymple, Gorham and Borrelli. Mr. Brandon was not vested in the Retirement Plan as of December 31, 2012 and Mr. Sennott is not a participant in the Retirement Plan. The determination of these pension benefits is described in more detail on pages 63 through 65. This amount does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to our Named Executive Officers.

(6)	Reflects the aggregate vested account balance at December 31, 2013 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned or amounts credited thereon) under the Deferred Compensation Plan.

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of our Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to their employment agreements with Alleghany, each of Mr. Hicks and Mr. Brandon would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on pages 58 and 59, the restricted stock unit matching grant award agreement with Mr. Brandon provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Brandon’s death or Total Disability. In February 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board, as well as the President in Messrs. Brandon and Gorham’s cases, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. We do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment, although Mr. Brandon’s restricted stock unit matching agreement does provide that his holding requirement for JPB Owned Shares will lapse upon a change of control.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances as described below. Awards under our 2007 LTIP and 2012 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2007 LTIP and 2012 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined by the Compensation Committee.

Our 2010 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a non-qualifying award is otherwise terminated during an award period, the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the outstanding award payable to such participant. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals.

Additional payments upon any termination of employment would be made under our Retirement Plan, as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. Termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 63 through 65, and information with respect to the Deferred Compensation Plan is set forth on pages 66 through 68.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2013 compensation we paid to the executive officers who are named in the Summary Compensation Table on page 51. For 2013, Weston M. Hicks, Joseph P. Brandon, Christopher K. Dalrymple, Roger B. Gorham, John L. Sennott, Jr. and Jerry G. Borrelli are our “Named Executive Officers.”

At our Annual Meeting of Stockholders in April 2013, we conducted an advisory vote on the 2012 compensation of our executive officers named in the Summary Compensation Table included in the proxy statement for our 2013 Annual Meeting of Stockholders and approximately 99% of the votes cast on such proposal were voted in favor of the proposal.

Please read the Compensation Discussion and Analysis beginning on page 31 of this proxy statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 51 through 71 of this proxy statement, which provide detailed information on the compensation of our Named Executive Officers.

The Compensation Committee and the Board believe that Alleghany’s 2013 executive compensation program was designed appropriately and assured that management’s interests were aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2014 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2014 Annual Meeting of Stockholders.

Although this advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program. Abstentions and broker non-votes (see “Information About Voting”) will not be counted in evaluating the results of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

ALL OTHER MATTERS THAT MAY COME BEFORE THE 2014 ANNUAL MEETING

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2014 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2014 Annual Meeting, shares represented by proxy will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at Alleghany’s 2015 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 14, 2014 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2015 Annual Meeting, scheduled for Friday, April 24, 2015.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 7 Times Square Tower, New York, New York, 10036, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany, submitting a new proper proxy dated later than the date of the revoked proxy, or by appearance at the 2014 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2014 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,500 plus expenses.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary

March 14, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Voting Instructions
You can vote by Internet or telephone
Available 24 hours a day, 7 days a week
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Vote by Internet
• Go to www.envisionreports.com/YAL.
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on April 25, 2014.

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals

1.	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	1a - Rex D. Adams	☐	☐	☐	1b - Ian H. Chippendale	☐	☐	☐	1c - Weston M. Hicks	☐	☐	☐
		For	Against	Abstain
	1d - Jefferson W. Kirby	☐	☐	☐
										For	Against	Abstain
2.	Ratification of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR the following proposal. Ratification of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2014.									☐	☐	☐
										For	Against	Abstain
3.	Say-on-Pay — The Board of Directors recommends a vote FOR the following proposal. Advisory vote to approve the compensation of the named executive officers of Alleghany Corporation.									☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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01S4CC

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2014 Annual Meeting of Stockholders to be Held on April 25, 2014.

Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2013 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Friday, April 25, 2014 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.